News Release



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Newmont to Restate 2002, 2003 and Q1 2004 Cash Flow Statements; No Change to
Income Statements or Balance Sheets

DENVER, July 8, 2004 - Newmont Mining Corporation (NYSE: NEM) today announced that the Company will restate its cash flow statements for 2002, 2003 and the first quarter of 2004 as a result of the discovery by management of an error in the reporting of the "Effect of exchange rate changes on cash" line item in the cash flow statements.

The restatement of the cash flow statements will not impact the Company's previously reported income statements or balance sheets and, in particular, the "Cash and cash equivalents" reported at the end of any period ($1.55 billion as of the first quarter of 2004) remain unchanged.

The Company has determined that it had incorrectly allocated the impact of foreign exchange rate changes among "Operating activities," "Investing activities" and "Effect of exchange rate changes on cash" in the cash flow statements and, therefore, a restatement is required to allocate the impact of foreign exchange rate changes to the proper line items in the cash flow statements. The incorrect allocation was caused by a misinterpretation of the applicable accounting standard.

As a result of the restatement, "Net cash provided by operating activities" for 2002 will be reduced to $655.8 million (from $670.3 million previously reported), for 2003 will be reduced to $538.4 million (from $588.8 million previously reported) and for the first quarter of 2004 will be reduced to $324.1 million (from $328.2 million previously reported). No change will occur with respect to "Cash and cash equivalents" at the end of any period, and no restatement of the income statements or balance sheets is required.

The Company will amend the relevant filings with the Securities and Exchange Commission as soon as practicable.


Cautionary Statement

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.


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Investor Contacts:
Russell Ball             (w) (303) 837-5927         russell.ball@newmont.com
Wendy Yang               (w) (303) 837-6141         wendy.yang@newmont.com

Media Contacts:
Doug Hock                (w) (303) 837-5812         doug.hock@newmont.com